Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Castle International Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 of Crown Castle International Corp., of our reports dated February 18, 2004, relating to the consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2003, and all related schedules, which reports appear in the December 31, 2003, annual report on Form 10-K of Crown Castle International Corp. The audit reports covering the December 31, 2003 financial statements and related schedules refer to the adoption in 2003 of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” and Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, the adoption in 2002 of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, and in 2001 a change in the method of accounting for derivative instruments and hedging activities.

KPMG LLP

Houston, Texas

August 27, 2004